Exhibit 99

FOR IMMEDIATE RELEASE	September 5, 2003

MAIR Holdings Announces Changes to Board of Directors

MINNEAPOLIS - (DATE) - MAIR Holdings, Inc. (NASDAQ: MAIR), today announced that two board members, Richard Anderson and Douglas Steenland, have resigned from the board today to focus their attention on Northwest Airlines. Anderson is chief executive officer and Steenland is president of Northwest Airlines.

“We thank Richard and Doug for their long and valuable service to the board and to the company,” said Carl Pohlad, MAIR Holdings chairman of the board of directors.

There are no immediate plans to replace these directors. MAIR’s board of directors consists of Pohlad; Paul Foley, MAIR Holdings president and chief executive officer; Donald Benson, executive vice president and director, Marquette Financial Companies; Pierson Grieve of Palladium Equity Partners; Robert Pohlad, chairman and chief executive officer, PepsiAmericas; and Raymond Zehr, executive vice president, Pohlad Companies.

About the Company

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines. MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market. More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines. Currently, the airline serves 109 cities in 28 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34-passenger Saab SF340. Mesaba Aviation maintains a web site at http://www.mesaba.com.

Big Sky serves 20 cities in Montana, North Dakota, Washington, Colorado and Idaho using 15 Fairchild Metro III, 19 seat aircraft. Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, America West Airlines and Horizon Airlines. Big Sky maintains a web site at http://www.bigskyair.com. Big Sky is a significant provider of air service under the Essential Air Service program administered by the Department of Transportation.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially form those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of some of these factors, please see Item 1 of the Company’s Form 10-K for the year ended March 31, 2003.

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Media Contact: Laura Anders - 612-337-0354

Investor Contact:     Bob Weil - 612-333-0021